Exhibit 1.01

For More Information:

Investor Relations	Media Relations
Monish Bahl	Scot McLeod
CDC Corporation	CDC Software
678-259 8510	770-351-9600
MonishBahl@cdcsoftware.com	ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Provides Additional Financial Information in Accordance with

NASDAQ Rules for Foreign Issuers

BEIJING, ATLANTA, December 31, 2007—CDC Corporation (NASDAQ: CHINA) a leading global enterprise software and new media company in accordance with NASDAQ Marketplace Rule 4350(b)(4) is providing year to date consolidated balance sheet and income statement information for the period ended June 30, 2007. Previously, in the press release dated, September 6, 2007, CDC Corporation provided selected balance sheet data due to the pending adoption of new income tax accounting rules. The financial statements presented in this press release are unaudited.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

CDC Corporation

Consolidated Statement of Operations

(Amounts in thousands of U.S. dollars except share and per share data)

Six Months Ended
June 30, 2007
(Unaudited)
Revenues
Software	$119,423
Business services	45,184
Mobile services and applications	6,909
Internet and media	5,006
Online Games	18,600

195,122

Cost of revenues
Software	(49,562)
Business services	(33,438)
Mobile services and applications	(3,397)
Internet and media	(1,885)
Online Games	(7,552)
Amortization of purchased technology	(3,999)

(99,833)

Gross profit	95,289
Gross margin %	49%

Selling, general and administrative expenses	(73,865)
Research and development expenses	(11,363)
Depreciation and amortization expenses	(8,193)
Restructuring expenses	(1,422)

(94,843)

Operating income/(loss)	446

Interest income	8,193
Interest expense	(5,561)
Gain on disposal of available-for-sale securities	135
Impairment of available-for-sale securities	—
Gain/(loss) on disposal of subsidiaries and investments	622
Gain/Loss of FMV changes of Derivatives	(790)
Share of losses in equity investees	—

Income/(loss) before income taxes	3,045

Income taxes expenses	(5,412)

Income/(losses) before minority interests	(2,367)

Minority interests in income of consolidated subsidiaries	(1,109)

Income/(losses) from continuing operations	(3,476)

Net income/(losses)	$(3,476)

Basic earnings/(losses) per share	$(0.03)

Diluted earnings/(losses) per share	$(0.03)

Weighted average number of shares—basic	107,066,315
Weighted average number of shares—diluted	126,569,107

CDC Corporation

Consolidated Balance Sheet

(Amounts in thousands of U.S. dollars)

	December 31,	June 30,
	2006	2007
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$223,548	$169,341
Restricted cash	1,996	2,172
Accounts receivable	64,437	80,285
Deposits, prepayments and other receivables	18,525	27,821
Available-for-sale securities	14,401	58,148
Restricted debt securities	30,504	2,982
Deferred tax assets	5,061	5,908
Loan receivables	25,000	25,000

Total current assets	383,472	371,657

Property and equipment, net	9,540	12,641
Goodwill	205,050	243,406
Intangible assets	104,069	127,740
Investment in equity investees	—	—
Investments under cost method	217	9,595
Restricted debt securities	—	—
Available-for-sale debt securities	112,045	60,297
Deferred tax assets	34,689	40,338
Other assets	8,351	6,894

Total assets	$857,433	$872,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,903	$23,143
Purchase consideration payable	5,626	3,046
Accrued liabilities	36,787	50,131
Restructuring Accurals, current portion	2,411	2,507
Short-term loans	18,991	3,580
Deferred revenue	46,033	58,297
Income tax payable	4,202	1,909
Deferred tax liabilities	1,641	3,512

Total current liabilities	142,594	146,125

Deferred tax liabilities	16,041	16,527
Convertible Notes	161,859	162,491
Embedded derivatives related to convertible notes	5,786	6,576
Restructuring Accruals, net of current portion	3,599	4,252
Other liabilities	419	8,756
Minority interests	72,512	74,222

Shareholders’ equity:
Share capital	28	28
Additional paid-in capital	692,143	703,216
Treasury stock	(32,102)	(44,660)
Accumulated deficits	(217,290)	(223,847)
Accumulated other comprehensive income	11,844	18,882

Total shareholders’ equity	454,623	453,619

Total liabilities and shareholders’ equity	$857,433	$872,568

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